UNITED STATES
  OMB APPROVAL
 SECURITIES AND EXCHANGE COMMISSION
OMB Number:            3235-0101

Washington, D.C. 20549
Expires: June 30, 2020

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FORM 144
SEC USE ONLY
NOTICE OF PROPOSED SALE OF SECURITIES
DOCUMENT SEQUENCE NO.
PURSUANT TO RULE
144 UNDER THE SECURITIES ACT OF 1933


 ATTENTION: Transmit for
filing 3 copies of this
form concurrently with
either placing an order
with a broker to execute
sale   CUS1P NUMBER


 or executing a sale directly
 with a market maker.



 I (a) NAME OF ISSUER
(Please type or print)
(b) IRS IDENT. NO
  (c) S.E.C. F1LE NO.
    WORK LOCATION

  Atmos Energy Corporation
75-1743247
 10042


 1 (d) ADDRESS OF ISSUER

    STREET
        CITY
    STATE           ZIP CODE
	   (e) TELEPHONE NO.

AREA CODE         NUMBER
   Three Lincoln Centre Suite
1800 5430 LBJ Freeway
Dallas
		TX             75240

 972          934-9227
 2 (a) NAME OF PERSON FOR
 WHOSE ACCOUNT THE SECURITIES
         RELATIONSHIP TO
ADDRESS STREET
    CITY                STATE
  ZIP CODE
       ARE TO BE SOLD
 ISSUER
     Richard W. Douglas
Board Member Retired
3321 FM 219
Clifton
TX             76634



             INSTRUCTION:
The person filing this notice
 should contact the issuer
 to obtain the I.R.S.
Identification Number and
the S.E.C. File Number.

 3 (a)
 (12)
 SEC USE ONLY        (c)
             (d)
     (e)
 (f)
                 (g)
       Title of the
  Number of Shares
Aggregate         Number of
Shares
     Approximate
 Name of Each
        Class of
 Name and Address of
Each Broker Through
Whom the
Broker-Dealer
  or Other Units
      Market
     or Other Units
       Date of Sale
          Securities
       Securities
          Securities
 are to be Offered or
 Each Market Maker
      File Number
      To Be Sold
         Value
       Outstanding
   (See instr, 30)
   Exchange
       To Be Sold

 who is Acquiring the
 Securities
    (See instr. 3(e))
     (See instr. 3()
 (See instr. 3(e))
(MO.  DAY   YR.)
(See instr. 3(g))


      Common
 American Stock Transfer
 and Trust 6201 15th Avenue
Brooklyn, NY 11219
 35,000
$3,269,700
     111,201,000
08/15/2018
 NYSE



















INSTRUCTIONS:
3. (a) Title of the class
of securities to be sold
 1. (a) Name of issuer
(b) Name and address of
each broker through whom
the securities are intended
 to be sold
   (b) Issuer's I.R.S.
identification Number
  (c) Number of shares or
other units to be sold
(if debt securities, give the aggregate
face amount)
   (c) Issuer's S.E.C.
file number, if any
(d) Aggregate market
value of the securities
to be sold as of a
specified date within
10 days prior to the
Filing of this notice
   (d) Issuer's address,
 including zip code
(c) Number of shares or
other units of the class
outstanding, or if debt
securities the face amount
thereof outstanding, as shown
   (c) Issuer's telephone
 number, including area code
by the most recent report
or statement published by
the issuer    (f) Approximate
 date on which the securities
 are to be sold
2. (a) Name of person
for whose account the
securities are to be sold
 (g1 Name of each securities
 exchange, if any, on
 which the securities
arc intended to be sold
   (b) Such person's
relationship to the
issuer (e.g.. officer,
director, 10%
       stockholder,
or member of immediate
family of any of the foregoing)
   (c) Such person's
address, including zip code
Potential persons who are
to respond to the collection
of information contained in
this form are not
required to respond
unless the form displays
a currently valid OMB control number.
SEC 1147 (08-07)

TABLE I  SECURITIES TO BE SOLD


Furnish the following information
with respect to the acquisition
of the securities to be sold


and with respect to the payment
of all or any part of the purchase
price or other consideration therefor:

       Title of        Date you
Name of Person from Whom Acquired
Amount of        Date of
      the Class        Acquired
Nature of Acquisition Transaction(
If gift, also give date donor
acquired)
Securities Acquired  Payment
Nature of Payment

   Common            08/06/2018
Vested Shares
Company
37,739              N/A
Shares were

earned and
accumulated as
part of the board of
directors incentive
plan so there was
no form of payment




INSTRUCTIONS:
If the securities were purchased
and full payment therefor
was not made in cash at

the time of purchase,
explain in the table or in a
note thereto the nature of the

consideration given. If the
consideration consisted of any
note or other obligation,
or if payment was made in
installments describe the
arrangement and state when
the note or other obligation
was discharged in full or the
last installment paid.

TABLE II  SECURITIES SOLD DURING
THE PAST 3 MONTHS

   Furnish the following information
as to all securities of the issuer
sold during the past 3 months by
the person for whose account the
securities are to be sold.

Amount of

Name and Address of Seller
Title of Securities Sold
Date of Sale    Securities Sold
Gross Proceeds



None
















REMARKS:







INSTRUCTIONS:
ATTENTION: The person for whose
account the securities to which
this notice relates are to be sold

See the definition of "person" in
paragraph (a) of Rule 144.
Information is to be given not
only as     hereby represents
by signing this notice that he
does not know any material
adverse information in regard to
to the person for whose
account the securities are
to be sold but also as to
all other persons included
the current and prospective
operations of the Issuer of
the securities to be sold
which has not been publicly
in that definition. In addition,
information shall be given as
to sales by all persons whose
sales are  disclosed. If such
person has adopted a written
trading plan or given trading
instructions to satisfy Rule
required by paragraph (e) of
Rule 144 to be aggregated with
sales for the account of the
person filing  10b5-1 under
the Exchange Act, by signing
the form and indicating the
date that the plan was adopted or the
this notice.
instruction given, that
person makes such representation
as of the plan adoption or
instruction date.

8/14/2018
DATE OF NOTICE
Richard W. Douglas
(SIGNATURE)

DATE OF PLAN ADOPTION OR
GIVING OF INSTRUCTION,
The notice shall be signed
by the person for whose
account the securities
are to be sold. At least
one copy
IF RELYING ON RULE 10B5-1
of the notice shall be
manually signed.Any copies
not manually signed
shall bear typed or printed signatures.


        ATTENTION: Intentional
misstatements or omission of
 facts constitute Federal
Criminal Violations (See 18 U.S.C. 1001)
SEC 1147 (02-08)